Exhibit 4.30

Specific Security Deed—Shares

Security Matters Limited

ACN 626 192 998

and

[_____]

Date: [                    ]

Specific Security Deed – Shares

Date [___]

Parties

1.	Security Matters Limited ACN 626 192 998 of Level 25, 525 Collins Street, Melbourne, Victoria 3000, Australia (Grantor).

2.	[_____]

Background

The Grantor has or will have sufficient right, interest or power to grant a security interest in the Collateral. The Grantor has agreed to grant a security interest in the Collateral to secure the payment or repayment of the Secured Moneys and the observance and performance of its respective obligations under the Transaction Documents.

Agreed terms

This Deed witnesses that, in consideration of among other things, the mutual promises contained in this Deed, the parties agree as follows:

1.	Definitions and interpretation

1.1	Incorporated definitions from the Principal Agreement

Words and expressions defined in the Principal Agreement (including by reference or incorporation) have the same meanings when used in this Deed, unless they are expressly defined in this Deed in which case the meaning in this Deed applies.

1.2	Definitions

In this Deed:

Account Bank means, in respect of the Proceeds Account, the authorised deposit-taking institution at which that Proceeds Account is opened;

Attorney means an attorney appointed under this Deed;

Authorised Representative means in respect of the Secured Party, a director or secretary of the Secured Party, or any employee or officer of the Secured Party whose title or acting title includes the word “director”, “chief”, “counsel”, “executive”, “head”, “president” or “manager” or a person notified to the Grantor as being its attorney or authorised representative for the purposes of the Transaction Documents;

Certificate means any original, duplicate or counterpart certificate or other document of title or evidencing title to any Securities, including any certificate of units in a unit trust, share certificate or certificate evidencing an Investment Instrument;

Collateral means all of the Grantor’s present and future right, title and interest in: (a) the Shares; (b) the New Rights; (c) a Proceeds Account and all things in action in respect of that Proceeds Account; and (d) the proceeds of any of the things referred to in any paragraph above;

Collateral Security means any present or future Security Interest, Guarantee or other document or agreement created or entered into by the Grantor or any other person as security (directly or indirectly) for the payment or repayment of any Secured Moneys or the performance of any obligations under the Transaction Documents (but does not include the Security);

Controller has the meaning given in the Corporations Act;

Deed means this Deed including any Schedules;

Default or Event of Default means an event of default (however described) under, or as defined in, any Transaction Document;

Distribution means any money owing now or in the future in respect of any Securities and includes a cash dividend or other monetary distribution, whether of an income or capital nature;

External Administrator means an administrator, Controller, trustee, provisional liquidator, liquidator and receiver or any other person (however described) holding or appointed to an analogous office or acting or purporting to act in an analogous capacity;

Guarantee means a guarantee, indemnity, letter of credit, performance bond, binding letter of comfort, or other undertaking or obligation (whether conditional or unconditional) to: (a) do any one or more of the following in respect of an obligation of another person (whether or not it involves the payment of money): (i) provide funds (including by the purchase of property), or otherwise to make property available, in or towards payment or discharge of that obligation; (ii) indemnify against the consequences of default in the payment or performance of that obligation; or (b) be responsible in any other way for that obligation; or (c) be responsible for the solvency or financial condition of another person;

Issuer means True Gold Consortium Pty Ltd ACN 641 483 374 of 51B Marlow Street, Wembley, Western Australia 6014;

Liquidation means: (a) a winding up, dissolution, liquidation, provisional liquidation, administration, bankruptcy or other proceeding for which an External Administrator is appointed, or an analogous or equivalent event or proceeding in any jurisdiction; or (b) an arrangement, moratorium, assignment or composition with or for the benefit of creditors or any class or group of them;

Marketable Security means: (a) a marketable security as defined in section 9 of the Corporations Act; (b) a unit (whatever called) or other interest in a trust, estate or partnership; (c) a convertible note or bond; (d) right or option in respect of anything specified in paragraphs (a), (b) or (c) above; or (e) any instrument or security that is a combination of any of the above;

New Rights means all of the Grantor’s rights and property attaching to or arising out of or otherwise in respect of the holding of any Shares, including: (a) any Distributions paid or payable to or for the account of the Grantor; (b) any allotments, offers, benefits, privileges, rights, bonuses, stock, debentures or other Marketable Securities or rights to take up Marketable Securities (c) the Grantor’s rights as a result of any conversion, redemption, cancellation, reclassification, forfeiture, consolidation or subdivision; (d) the Grantor’s rights in any in specie distribution; and (e) the Grantor’s rights as a result of a reduction of capital or a Liquidation, and all of the Grantor’s rights and property attaching to or arising out of or otherwise in respect of the holding of any of the rights and property interests specified in any paragraph above;

Power means any right, power, authority, discretion or remedy conferred on the Secured Party, a Receiver or an Attorney by this Deed or any applicable law;

PPSA means the Personal Property Securities Act 2009 (Cth);

Principal Agreement means the Senior Secured Promissory Note issued by Grantor in favour of Secured Party dated as of even date herewith due December 28, 2023;

Priority Deed means any deed in form and substance satisfactory to the Secured Party which regulates the priority of the Security and any other Security Interest;

Receiver means a receiver or receiver and manager appointed under the Security;

Shares means the Marketable Securities described in Schedule 1;

Secured Moneys means all debts and monetary liabilities of the Grantor to the Secured Party under or in relation to the Transaction Documents and in any capacity, irrespective of whether the debts or liabilities: (a) are present or future; (b) are actual, prospective, contingent or otherwise; (c) are at any time ascertained or unascertained; (d) are owed or incurred by or on account of a Grantor or severally or jointly with any other person and whether as principal or surety; (e) are owed to or incurred for the account of the Secured Party alone or severally or jointly with any other person and whether as principal or surety; (f) are owed to any other person as agent (whether disclosed or not) for or on behalf of the Secured Party; (g) are owed or incurred as principal, interest, fees, charges, Tax, damages (whether for breach of contract or tort or incurred on any other ground and whether liquidated or unliquidated), losses, costs or expenses, or on any other account; (h) are owed to or incurred for the account of the Secured Party directly or as a result of the assignment or transfer to the Secured Party of any debt or liability of a Grantor or any other dealing with any such debt or liability; (i) are owed to or incurred for the account of the Secured Party before the date of this Deed or before the date of any assignment or novation of this Deed to the Secured Party by any other person or otherwise; or (j) comprise any combination of the above

Securities means the Shares and the New Rights;

Security means the security created or expressed to be created by the Grantor by this Deed;

Security Interest means any: (a) PPSA Security Interest; (b) security for payment of money, performance of obligations or protection against default (including a mortgage, bill of sale, charge, lien, pledge, trust, power or title retention arrangement, right of set-off, assignment of income, garnishee order or monetary claim and flawed deposit arrangements); and (c) thing or preferential interest or arrangement of any kind giving a person priority or preference over claims of other persons or creditors with respect to any property or asset, and includes any agreement to create any of them or allow them to exist;

Transaction Document means: (a) this Deed; (b) Principal Agreement; (c) a Collateral Security; (d) a Priority Deed; (e) any document or agreement that the Grantor and the Secured Party agree is a ‘Transaction Document’ for the purposes of this Deed; and (d) any document or agreement entered into or given under or in connection with, or for the purpose of amending or novating, any document or agreement referred to in any paragraph above; and

Transfer means, in respect of any Securities held by a Grantor, any transfer of those Securities which is sufficient to transfer all the Grantor’s ownership in the Securities to the Secured Party or as it directs, which leaves the name of the transferee, the consideration and the date of transfer and execution blank and which is duly executed by or on behalf of the Grantor as transferor.

1.3	PPSA defined terms

In this Deed, the following words and expressions have the same meanings given to them in the PPSA: Amendment Demand, Investment Instrument, Registration and Verification Statement.

1.4	Interpretation

(a) In this Deed, unless the context requires otherwise: (i) the singular includes the plural and vice versa; (ii) a gender includes the other genders; (iii) other grammatical forms of a defined word or expression have a corresponding meaning; (iv) a reference to a Transaction Document or to any other document or agreement is to that Transaction Document or other document or agreement as amended, novated, supplemented, extended or restated from time to time; (v) a reference to a party to this Deed includes that party’s executors, administrators, successors, permitted assigns and permitted substitutes; (vi) a reference to a person or an entity includes a natural person, partnership, body corporate, association, joint venture, governmental or local authority (whether or not having a separate legal personality) and any other body or entity (whether incorporated or not); (vii) a reference to a thing (including a right) includes a part of it but nothing in this clause 1.4 implies that part performance of an obligation constitutes performance of that obligation; (viii) a reference to a document includes any agreement or contract evidenced by writing and any certificate, notice, deed, instrument or other document of any kind; (ix) a reference to an agreement includes an undertaking, deed, agreement or legally enforceable arrangement or understanding whether or not in writing; (x) a reference to all or any part of a statute, rule, regulation ordinance or by-law is to that statute, rule, regulation, ordinance or by-law as amended, consolidated, re-enacted or replaced from time to time and a reference to a statute includes all rules, regulations, ordinances and by-laws issued under that statute; (xi) a reference to a clause, party, annexure, exhibit or schedule is a reference to a clause of, or a party, an annexure, an exhibit or a schedule to, this Deed and a reference to this Deed includes any annexure, exhibit and schedule to this Deed; (xii) money amounts are stated in Australian currency; and (xiii) a reference to a time of day is to that time in Victoria. (b) In this Deed, headings are used for convenience only and do not affect the interpretation of this Deed. (c) When used in this Deed, “include”, “for example” or any similar expression is not used, and must not be interpreted, as words of limitation. (d) In this Deed, a reference to any agency or body that ceases to exist, or is reconstituted, renamed or replaced, or has its powers or functions removed is to the agency or body that replaces it or which substantially succeeds to and performs most closely those powers or functions. (e) Any provision in this Deed which is in favour of more than one person benefits all of them jointly and each of them severally unless a contrary intention is expressed. (f) Any provision in this Deed which binds more than one person binds all of them jointly and each of them severally unless a contrary intention is expressed. (g) No provision of this Deed may be construed adversely to a party solely because that party was responsible for the preparation of this Deed or the preparation or proposal of that provision. (h) In this Deed, a reference to “property” or “assets” includes present and future property or assets of any nature, including a business, and all rights, revenues and benefits. (i) In this Deed, a reference to “control” includes control as defined in the PPSA and a reference to “possession” includes possession as defined in the PPSA. (j) An Event of Default is “subsisting” or “subsists” if it has not been remedied to the satisfaction of the Secured Party or has not been waived in writing by the Secured Party.

1.5	Business Days

Where the day on which any thing is to be done under this Deed is a day that is not a Business Day, that thing must be done on or by the next Business Day.

2.	Covenant to pay

The Grantor must pay or repay the Secured Moneys and all other amounts due and payable under this Deed when they become due and payable in accordance with the terms of the Transaction Documents and each other obligation under which the Secured Moneys are payable.

3.	Grant of Security

The Grantor grants a security interest in the Collateral to the Secured Party to secure the payment or repayment of the Secured Moneys and the observance and performance by the Grantor of all of its respective obligations under the Transaction Documents. The security interest is a charge.

The parties intend that the Security will take priority over all other interests in the Collateral other than any Security Interest mandatorily preferred by law.

3.1	PPSA Security Interests

(a) The Secured Party has not agreed to subordinate any PPSA Security Interest in the Collateral to any other interest in the Collateral at any time. (b) Nothing in this Deed constitutes an agreement that any PPSA Security Interest granted by this Deed attaches later than the time provided under section 19(2) of the PPSA.

3.2	Consideration

The Grantor enters into this Deed in consideration of, among other things, the Secured Party and the Secured Party entering into the Transaction Documents or providing or continuing to provide financial accommodation from time to time or agreeing to do so (whether or not subject to conditions).

3.3	Required action

To the extent that any law requires that action be taken (such as obtaining consent) before the relevant Grantor can validly grant the Security over any of the Collateral, the Security only takes effect in relation to that Collateral when the required action is taken. Each Grantor agrees to do everything necessary to ensure that the required action is taken.

4.	Discharge of Security

4.1	Discharge

Subject to clause 4.2, the Secured Party must, at the request and cost of the Grantor, discharge the Security if: (a) the Secured Moneys have been unconditionally and irrevocably paid or repaid in full; and (b) the Grantor has fully observed and performed their respective obligations under each Transaction Document.

4.2	Final discharge

(a) The Secured Party is not obliged to discharge the Security under clause 4.1 if, at the time the requirements of that clause are satisfied, the Secured Party is of the reasonable opinion that: (i) the Grantor owes further Secured Moneys contingently or otherwise to the Secured Party; or (ii) the Grantor will owe further Secured Moneys to the Secured Party within a reasonable time after the date a Grantor requests the discharge of the Security. (b) Clause 4.2(a) overrides any other clause in this Deed to the contrary. (c) The parties intend that clause 4.2(a)(ii) will be severed from clause 4.2(a) if clause 4.2(a)(ii) is void or unenforceable under any applicable law. (d) The parties do not intend clause 4.2(c) to exclude the general law of severance from applying to this Deed. Any discharge under this clause 4 is subject to reinstatement under clause 16.10.

5.	Dealings in the Collateral

5.1	Restricted dealings in Collateral

The Grantor must not do or agree to do any of the following unless it is expressly permitted to do so by another provision in a Transaction Document: (a) create or allow to exist another interest in any of the Collateral; (b) sell, assign, transfer or otherwise dispose of, or part with possession of, any of the Collateral; or (c) give control of any of the Collateral to any person other than the Secured Party.

5.2	Security Interests created by law

(a) Where, by mandatory operation of law, the Secured Party may not restrict the creation of any Security Interest over any Collateral, clause 5.1 will not restrict that creation but, before creating that Security Interest, each Grantor must ensure that the relevant secured party enters into a Priority Deed granting first ranking priority to the Security over that Collateral. (b) Until the Secured Party receives a duly executed Priority Deed, it is not required to provide any further financial accommodation under any Transaction Document.

6.	General undertakings

6.1	Duration of undertakings

The Grantor’s undertakings in this clause 6 and clauses 7 and 8 remain in full force and effect from the date of this Deed until the Security has been discharged in full under clause 4.

6.2	Transaction undertakings

The Grantor must: (a) (obligations) comply with its obligations under each Transaction Document; (b) (no default) ensure that no Event of Default occurs; and (c) (undertakings) ensure that each undertaking given by it or its lawyers or another person on its behalf to the Secured Party or its lawyers in connection with this Deed is complied with.

6.3	Information undertakings

The Grantor must: (a) (Default) notify the Secured Party of any Default (and the steps, if any, being taken to remedy it) promptly on becoming aware of its occurrence; (b) (change in identifiers) notify the Secured Party, and provide full details, at least 14 days before: (i) it changes its name; (ii) any ABN, ARBN or ARSN allocated to it changes or is cancelled or otherwise ceases to apply to it or, if it does not have an ABN, ARBN or ARSN, one is allocated or otherwise starts to apply to it; or (iii) it becomes trustee of a trust which is not identified in this Deed; (c) (other information) ensure that the Secured Party is promptly given any other information which it reasonably requests in relation to the Grantor, any of the Collateral or any trust of which it is trustee.

6.4	Securities undertakings

The Grantor must: (a) (Certificates and Transfers) deposit with the Secured Party or its nominee on or before the date of this Deed: (i) copies of all Certificates in respect of the Securities; (ii) the number of Transfers (in form and substance satisfactory to the Secured Party) specified by the Secured Party in respect of the Securities; and (iii) any other agreements or documents in connection with the Securities that the Secured Party may reasonably require; and (b) (registration) if the Secured Party requests at any time while an Event of Default subsists, promptly ensure that the Securities are registered in the name of the Secured Party or its nominee.

6.5	New Rights undertakings

If, at any time after the date of this Deed, a Grantor becomes entitled to any New Rights, the Grantor must: (a) (notify) notify the Secured Party or its nominee, with reasonable details, as soon as it becomes aware of its entitlement to New Rights (and provide the Secured Party or its nominee with all original entitlement notices in respect of those New Rights and any other documents or agreements relating to them promptly on receipt); (b) (subscribe) if the Secured Party requests, subscribe for, take up or exercise, at its own cost, all New Rights that it becomes entitled to in accordance with the reasonable directions of the Secured Party; and (c) (provide documents) deposit with the Secured Party or its nominee, promptly after they are acquired, all Certificates in respect of the New Rights and the number of Transfers (in form and substance satisfactory to the Secured Party) specified by the Secured Party in respect of those New Rights.

7.	Distributions and voting rights

7.1	Grantor’s rights before Default

(a) Subject to the provisions of this clause 7.1, while no Default subsists (or until the Securities are registered in the name of the Secured Party or its nominee), each Grantor: (i) is entitled to receive and retain for its own account all Distributions in respect of its Securities; (ii) may exercise all voting powers in respect of the Securities as it sees fit without the need for any consent or directions from the Secured Party; and (iii) may and, if requested by the Secured Party to do so under clause 6.5(b), must, at its own cost, subscribe for, take up or exercise New Rights in respect of its Securities. (b) The Grantor may only receive Distributions in respect of its Securities to the extent they are permitted to be declared, made or paid under the Principal Agreement. (c) The Grantor must not exercise any voting powers in respect of the Securities in any way that would or may adversely affect the value of the Securities or which has or is likely to cause or contribute to a Material Adverse Change.

7.2	Grantor’s rights after Default

If a Default subsists (or if any Securities are at any time registered in the name of the Secured Party or its nominee), the rights of the Grantor under clause 7.1 immediately cease and: (a) the Grantor must ensure that all Distributions in respect of its Securities are paid directly to the Secured Party for application in accordance with clause 13 or, if applicable, in accordance with clause 1 or for any other purpose which the Secured Party approves; (b) the Secured Party may exercise all voting powers in respect of the Securities as it thinks fit and the Grantor must exercise all voting powers in respect of the Securities in accordance with the Secured Party’s directions; and (c) the Secured Party may subscribe for, take up or exercise all New Rights and the Grantor must subscribe for, take up or exercise its New Rights, at their own cost and expense, in accordance with the Secured Party’s directions. The Secured Party, a Receiver or an Attorney may exercise any of the Powers in this clause 7.2 in any way it chooses, including by doing nothing, and is not responsible for any Liability arising from acting or choosing not to act, even if it has reason to believe that any Collateral may depreciate in value or it considers that any act or omission may cause a Material Adverse Change.

8.	Further assurance matters

8.1	General further assurance

The Grantor agrees to do anything the Secured Party requests for the purposes of: (a) providing more effective security over the Collateral for payment or repayment of the Secured Moneys; (b) ensuring that the Security is enforceable, perfected (including, where possible, by possession and control in addition to Registration) and effective; (c) ensuring that the Security has the priority it is expressly stated to have in this Deed; (d) enabling the Secured Party to register or otherwise perfect, or give any notification in connection with, the Security so that it has the priority required by the Secured Party; (e) enabling the Secured Party or a Receiver or an Attorney to exercise any Powers; (f) enabling the Secured Party to register the power of attorney in clause 10 or a similar power; (g) binding the Grantor under the Transaction Documents; and (h) showing whether the Grantor is complying with the Transaction Documents. This may include obtaining consents, executing and delivering blank Transfers, signing and producing any other documents, getting documents completed and signed, delivering any Certificates, supplying information or giving notices of any Security to any third party.

8.2	Registrations by the Secured Party

Grantor shall register the Security. The Secured Party may, at the Grantor’s cost and expense, apply for any Registration in connection with the Security. This includes a Registration for whatever class of collateral the Secured Party thinks fit. Each Grantor agrees not to make any Amendment Demand in connection with the Security, except in the case of a manifest error in any Registration.

8.3	Assistance by the Grantor

The Grantor must do all things reasonably required by the Secured Party to ensure that this Deed is registered with any Government Agency specified by the Secured Party if the Secured Party determines that registration is necessary to perfect the Security or to protect any Power.

8.4	Stamping

The Grantor must ensure that this Deed is stamped for the proper amount within the period provided by law in each State and Territory of Australia in which it is required to be stamped.

8.5	Rectification of the Grantor’s default

If the Grantor defaults in performing any of its obligations under this Deed, the Secured Party or any person it nominates may, without prejudice to any other Power, do all things necessary or desirable to make good or attempt to make good that default to the satisfaction of the Secured Party. If the Secured Party does so, the Grantor agree to pay the Secured Party’s costs and expenses on demand. The Secured Party does not become a mortgagee in possession because it exercises its rights under this clause 8.5.

9.	Enforcement of Security

9.1	Effect of Event of Default

Upon the occurrence of an Event of Default, the Security and each Collateral Security will immediately become enforceable without the need for any demand or notice to be given to the Grantor or any other person. Upon the occurrence of an Event of Default, the Secured Moneys will immediately become payable at the Secured Party’s option (despite any delay or previous waiver of the right to exercise that option) without the need for any demand or notice to be given to the Grantor or any other person (other than a demand or notice expressly required to be given by the terms of a Transaction Document).

9.2	No further dealing in Collateral

Any right of the Grantor to deal, for any purpose, with any asset which forms part of the Collateral, other than by or through a Receiver, immediately ceases if the Secured Party takes any step to enforce the Security.

9.3	Assistance in enforcement

At any time while the Security is enforceable, the Grantor must take all action required by the Secured Party, a Receiver or an Attorney to assist any of them to realise the Collateral and exercise any Power including: (a) executing all transfers, conveyances, assignments and assurances of any of the Collateral; (b) giving all notices, orders, directions and consents which they consider expedient; and (c) doing anything necessary or desirable under the laws of any place where the Collateral is situated.

10.	Attorneys

10.1	Appointment

Where an Event of Default is continuing, each Grantor, for valuable consideration and to secure the performance of its obligations under this Deed, irrevocably appoints the Secured Party, each of its Authorised Representatives and each Receiver individually as its attorney to do anything on its behalf and in its name or in the name of the Attorney which: (a) the Grantor must do under this Deed or under any applicable law in connection with this Deed; (b) the Grantor is entitled to do for the purpose of giving effect to, or exercising, any of its rights, powers, authorities, discretions or remedies under this Deed or any document or agreement forming part of the Collateral; (c) the Grantor can lawfully authorise an Attorney to do in connection with this Deed or the Collateral; (d) the Attorney considers necessary or desirable to do for more satisfactorily securing the payment or repayment of the Secured Moneys in a manner consistent with the Transaction Documents; (e) the Attorney considers necessary or desirable to do to give effect to, or to exercise, a Power or for securing, perfecting, registering, preserving or giving effect to the Security; (f) the Attorney is expressly empowered to do under a Transaction Document on its behalf; or (g) the Attorney considers necessary or desirable to do to prove in the Liquidation of the Grantor. This includes completing any Transfer, delivering any Certificates, signing and delivering any other documents, transferring or selling Collateral, sending any instructions (including electronic messages or other electronic communications) by which any Securities can be transferred or otherwise dealt with and starting, conducting and defending legal proceedings. The Grantor agrees to ratify anything an Attorney lawfully does on its behalf.

11.	Receivers

11.1	Power to appoint a Receiver

The Secured Party may appoint a Receiver in respect of the Grantor or the Collateral: (a) at any time while the Security is enforceable; or (b) if a Grantor requests it to do so.

11.2	Terms of appointment

The Secured Party may: (a) appoint a Receiver to all or any part of the Collateral or its income; (b) appoint more than one Receiver and specify whether they may act jointly or severally or jointly and severally; (c) fix the Receiver’s remuneration at any figure the Secured Party determines appropriate and direct payment of the Receiver’s remuneration, costs, charges and expenses out of the money applied under clause 13; and (d) remove a Receiver and appoint a new or an additional Receiver (including on the removal, retirement or death of a Receiver).

11.3	Receiver is the Grantor’s agent

Except to the extent otherwise provided by any law relating to Liquidation, each Receiver is the agent of the Grantor and the Grantor is solely responsible for the Receiver’s acts and defaults and for its remuneration, costs, charges and expenses.

11.4	Powers of Receiver

Unless the terms of a Receiver’s appointment restrict its powers, a Receiver appointed in respect of any Collateral has, in addition to any Powers conferred on it by law and whether or not it is in possession of that Collateral, full power to do all or any of the following: (a) (possession) take possession or control, or give up or re-take possession or control, of any Collateral as often as it chooses; (b) (income) obtain or manage income from any Collateral; (c) (monetary claims) collect any monetary claims forming part of the Collateral or sell, factor or discount any of them on any terms it thinks fit; (d) (bank accounts) operate a Proceeds Account or any other bank account forming part of the Collateral and do all things necessary or desirable to obtain immediate repayment of any money credited to a Proceeds Account or any other bank account, and any interest payable on that money, without being responsible for any Liability; (e) (options) grant to any person an option to purchase any Collateral; (f) (sell) sell or concur in selling any Collateral to any person on such terms and special conditions as it thinks fit and whether: (i) by auction, private treaty or tender or in one lot or in separate parcels or in conjunction with the sale of any property by any other person; and (ii) for cash or for a deferred payment of the purchase price, in whole or in part, with or without interest or security; (g) (acquire) acquire any interest in any property, in its name or in the name or on behalf of the Grantor, which on acquisition forms part of the Collateral; (h) (surrender) surrender or transfer any Collateral to any person or exchange any Collateral with any person for any other property whether of equal value or not; (i) (employ) employ or discharge any person as an employee, contractor, agent, professional adviser or auctioneer in connection with any of its Powers or delegate any of its Powers to any person; (j) (enforce) exercise or obtain the benefit of, or refrain from exercising or obtaining the benefit of, any right, power, authority, discretion or remedy of the Grantor which forms part of the Collateral, including any voting right or power and any right or power in respect of any New Rights; (k) (moneys) give effectual receipts for all moneys and other assets which come into its hands and pay any cost or other debt owing by the Grantor or any other person; (l) (proceedings) commence, discontinue, prosecute, defend, settle or compromise, any proceedings in its name or in the name or on behalf of the Grantor in relation to any Collateral; (m) (documents) enter into and execute any document or agreement in its name or in the name or on behalf of the Grantor for any of the purposes of this Deed; (n) (register) obtain registration of any Collateral in the name of the Secured Party or its nominee; (o) (incidentals) do anything necessary or incidental to the exercise of any of its Powers or anything else the law allows an owner of the Collateral to do; and (p) (delegate) delegate to any person any Powers of the Receiver.

11.5	Nature of Receiver’s Powers

The Powers of a Receiver must be construed independently and no one Power limits the generality of any other Power. Any dealing under any Power of a Receiver will be on the terms and conditions the Receiver thinks fit.

11.6	Status of Receiver after commencement of winding up

The power to appoint a Receiver under clause 11.1 may be exercised even if, at the time an Event of Default occurs or at the time a Receiver is appointed, the Liquidation of any Grantor has occurred or will occur. If for any reason, including operation of law, a Receiver appointed in the circumstances described in clause 11.1 or appointed at any other time ceases to be the agent of the Grantor as a result of the Liquidation of a Grantor, the Receiver immediately becomes the agent of the Secured Party. The Secured Party may give up possession of any Collateral and terminate any receivership or agency at any time.

12.	Exercise of Powers

12.1	Powers of enforcement

The Security may be enforced even if the Secured Party accepts any part of the Secured Moneys after an Event of Default or there has been another Event of Default. The Security may be enforced without the need for any notice to, or any consent or agreement of, the Grantor or any other person. The Secured Party, a Receiver or an Attorney may postpone or delay the exercise of any Power for such period as it may in its absolute discretion decide.

12.2	Receiver’s Powers

At any time while the Security is enforceable, the Secured Party may exercise any Powers that may be exercised by a Receiver, whether or not a Receiver has not been appointed, without notice to the Grantor or any other person and without taking possession of any Collateral. It may exercise those Powers through one or more agents, in which case anything done or incurred by an agent will be taken to be done or incurred by the Secured Party.

12.3	Completion of Transfers

At any time while the Security is enforceable, the Secured Party or any of its Authorised Representatives or agents or a Receiver or Attorney may complete, in favour of the Secured Party or its nominee or any purchaser as the Secured Party directs, any Transfers deposited with the Secured Party under this Deed and, in exercising any power of sale, may deliver any Transfers and any Certificates to any purchaser of the Collateral to which they relate.

12.4	No obligation to enforce payment

The Secured Party, a Receiver or an Attorney may (but is not obliged to): (a) notify any debtor or member of the Grantor or any other person of the Security; (b) enforce payment of any money payable to the Grantor which forms part of the Collateral or take any step or proceeding for any similar purpose; and (c) vote at any meeting of shareholders in respect of any Securities may exercise voting rights in any way it chooses, including by doing nothing.

12.5	No liability as mortgagee in possession

If the Secured Party, a Receiver or an Attorney exercises any Power to take possession of any Collateral, it has complete and unfettered discretion as to how that Collateral is managed and it is not deemed to be a mortgagee in possession and it is not liable: (a) to account as a mortgagee in possession or for anything except actual receipts; or (b) for any Liability on realisation or for any act or omission for which a mortgagee in possession might be liable.

13.	Application and receipts of money

13.1	Order of application

(a) Subject to any applicable law to the contrary and after satisfaction of any claims that the Secured Party or a Receiver is aware are claims ranking in priority to the Security, all money received or recovered under or because of this Deed may be applied towards payment or repayment of the Secured Moneys in the order, and to satisfy any part of the Secured Moneys, as the Secured Party or the Receiver sees fit. (b) The Secured Party or a Receiver may round amounts to the nearest Australian Dollar in making any application under clause . (c) Any application under clause 13.1(a) will override any appropriation made by the Grantor. (d) Any surplus will belong to the Grantor or any other person entitled to it. The Secured Party or a Receiver may pay the surplus to the credit of a bank account in the name of the Grantor or any other person entitled to it or into court and the Secured Party will then have no further liability in respect of it. The surplus will not accrue interest.

13.2	Only actual receipts are credited

In applying any money towards payment or repayment of the Secured Moneys, the Grantor’s account will only be credited with the amount of money which is actually received by the Secured Party for that purpose. The credit dates from the time of receipt. Where the Secured Party has appointed a Receiver, the credit dates from the time it receives payment from the Receiver.

14.	General indemnity

The Grantor must immediately on demand by the Secured Party, indemnify the Secured Party, each Receiver and Attorney (and their respective officers, employees and agents) against any Liability arising as a result of or in connection with any Default, failure to exercise Powers, any indemnity given by the Secured Party to an External Administrator of the Grantor, the Security or Collateral or any investigation or litigation with respect to the Grantor, the Collateral or transaction contemplated by a Transaction Document.

15.	Third party saving provisions

15.1	Grantor’s liability not affected

The Security, each Collateral Security and the obligations of the Grantor under the Transaction Documents are absolute, binding and unconditional in all circumstances and are not released, reduced, discharged or otherwise affected by any act, omission, matter or thing which, but for this clause 15.1, would or might reduce, release, discharge or prejudicially affect them or in any way relieve the Grantor from any obligation under any Transaction Document. This clause 15.1 applies irrespective of the consent or knowledge, or lack of consent or knowledge, of the Secured Party or any other person and irrespective of any law to the contrary. References in this clause 15.1 to “any person” include the Grantor, any person who grants a Collateral Security and any other person.

15.2	Grantor’s intent

Without prejudice to the generality of clause 15.1, the Grantor acknowledges and confirms that the Security extends to the ultimate balance of the Secured Moneys as varied from time to time, including as a result of the creation or amendment of any new or existing Transaction Document or the provision of new or further financial accommodation to any person who grants a collateral security, whether or not with notice to, or the consent or agreement of, the Grantor.

15.3	Proving for claims in a Liquidation

If required by the Secured Party, the Grantor must prove in any Liquidation of any other person liable to pay the Secured Moneys for all moneys owed by other person to the Grantor. Each Grantor irrevocably authorises the Secured Party and each of its Authorised Representatives to prove in the Liquidation of any person who grants a Collateral Security for all money which the Grantor can claim against it on any account. The Secured Party need only account to the Grantor for dividends it receives in excess of the Secured Moneys, without interest. The receipt of any distribution, dividend or other payment by the Secured Party out of or relating to any Liquidation of any person who grants a Collateral Security will not prejudice the right of the Secured Party to recover the Secured Moneys by enforcement of this Deed or the Security.

15.4	Deferral of the Grantor’s rights

Until the Security has been discharged in full under clause 4 and unless the Secured Party otherwise directs in writing (in which case the Grantor must comply with that direction), each Grantor is not entitled to and must not claim or receive the benefit of any Security Interest, indemnity by any other person, any legal or other proceedings in relation to a Collateral Security or any right of set-off.

16.	General saving provisions

16.1	Exclusion of moratorium

To the full extent permitted by law, a provision of any legislation which directly or indirectly: (a) lessens, varies or affects in favour of the Grantor any obligations under a Transaction Document; or (b) stays, postpones or otherwise prevents or prejudicially affects the exercise of any Power, is negatived and excluded from the Transaction Documents and all relief and protection conferred on the Grantor by or under that legislation is also negatived and excluded.

16.2	Consents and approvals

(a) Whenever the doing of anything by the Grantor is dependent upon the consent, approval or satisfaction of the Secured Party, the Secured Party may withhold its consent or approval, or give it conditionally or unconditionally, and may be satisfied or unsatisfied in each case in its absolute discretion, unless expressly stated otherwise in a Transaction Document. (b) Any conditions imposed on the Grantor under clause 16.4(a) must be complied with by the Grantor. (c) Subject to any express provision in any Transaction Document to the contrary, neither the Secured Party nor any Receiver or Attorney is liable (whether in negligence, breach of contract or otherwise) in respect of any opinions or statements given or made, or any consent or approval or failure to give any consent or approval, or any instructions or failure to give any instructions, in any case by any of them

16.3	Waivers

A waiver by the Secured Party of any rights or Powers arising from a breach of a Transaction Document or on the occurrence of a Default must be in writing and signed by the Secured Party. A failure or delay in exercise, or partial exercise, of a right or Power arising from a breach of a Transaction Document or on the occurrence of a Default does not result in a waiver of that right or Power.

17.	PPS saving provisions

17.1	Exclusion of PPSA provisions

To the extent the law permits: (a) for the purposes of sections 115(1) and 115(7) of the PPSA: (i) the Secured Party need not comply with sections 95, 118, 121(4), 125, 130, 132(3)(d) or 132(4) of the PPSA; and (ii) sections 142 and 143 of the PPSA are excluded; (b) for the purposes of section 115(7) of the PPSA, the Secured Party need not comply with sections 132 and 137(3) of the PPSA; and (c) if the PPSA is amended after the date of this Deed to permit the Grantor and the Secured Party to agree not to comply with or to exclude other provisions of the PPSA, the Secured Party may notify the Grantor that any of those provisions are excluded or that the Secured Party need not comply with any of those provisions. This clause 17.1 does not affect any Powers the Secured Party has or would have other than by reason of the PPSA and applies despite any other provision in a Transaction Document.

17.2	Exercise of Powers outside the PPSA

If the Secured Party exercises a Power in connection with a PPSA Security Interest created by this Deed, that exercise is taken not to be an exercise of a right, power or remedy under the PPSA unless the Secured Party states otherwise at the time of exercise or that Power can only be exercised under the PPSA.

17.3	No notice required unless mandatory

To the extent the law permits, the Grantor waives its rights to receive any notice that is required by any provision of the PPSA (including a notice of a Verification Statement) or any other law requiring notice before a Secured Party or a Receiver exercised any power. If the law which requires a period of notice or a lapse of time cannot be excluded but provides that the period of notice or lapse of time may be agreed, that period or lapse is one day or the minimum period which the law allows to be agreed (whichever is the longer). However, nothing in this clause 17.3 prohibits the Secured Party or any Receiver from giving a notice under the PPSA or any other law.

17.4	Confidentiality agreement

Except to the extent section 275(7) of PPSA applies, the Grantor and the Secured Party agree that neither will disclose information of the kind mentioned in section 275(1) of PPSA that is not publicly available. To the extent permitted by law, each Grantor agrees not to exercise its rights to make any request of the Secured Party, under section 275 of the PPSA, to authorise the disclosure of any information under that section or to waive any duty of confidence that would otherwise require non-disclosure under that section.

18.	General

(a)	Any notice, demand or other communication to be given to or by a party under this Deed must be given in accordance with the notice requirements of the Principal Agreement.

(b)

Any provision of this Deed which is illegal or invalid in any jurisdiction must in relation to that jurisdiction be: (a) read down to the minimum extent necessary to achieve its legality or validity (if applicable); and (b) severed from this Deed in any other case, without invalidating or affecting the remaining provisions of this Deed or the legality or validity of that provision in any other jurisdiction.

(c)	Subject to the terms of any other Transaction Document, this Deed cannot be amended or varied except by deed properly executed and delivered by the Grantor and the Secured Party.

(d)	This Deed may be executed in any number of counterparts, each executed by one or more parties and will constitute one instrument.

(e)

To the extent permitted by law, a party may sign this Deed electronically, including by using software or a platform for the electronic execution of contracts. A print out of the executed Deed once all parties signing electronically have done so, will be an executed original counterpart of this Deed, irrespective of which party prints it. No person may challenge the validity of this Deed by virtue only of the fact that it has been electronically signed by or on behalf of any party.

(f)	This Deed is governed by, and must be construed in accordance with, the laws of Victoria and of the Commonwealth of Australia applying in Victoria.

Schedule 1 – Shares

Name and address of Issuer	Grantor	Beneficial owner	No. and class of shares	Share certificate number
True Gold Consortium Pty Ltd ACN 641 483 374 of 51B Marlow Street, Wembley, Western Australia 6014	Security Matters Limited ACN 626 192 998 of Level 25, 525 Collins Street, Melbourne, Victoria 3000, Australia	Security Matters Limited ACN 626 192 998	50,000 Ordinary fully paid	2

Executed as a deed

Executed by Security Matters Limited ACN 626 192 998 in accordance with section 127(1) of the Corporations Act 2001 (Cth):

Signature of director	Signature of director or company secretary*
*delete whichever does not apply

Name (please print)	Name (please print)

Signed for and on behalf of [_____]
k

Signature of authorised representative
By executing this agreement the representative states that he has received no notice that his authority to do so has been revoked.

Name of authorised representative (please print)